                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


              SCHEDULE 14A INFORMATION Proxy Statement Pursuant to
      Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/X/ Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/ / Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                                  MEDQUIST INC.
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ---------------------------------------------------------------------------
    2) Form, Schedule or Registration Statement No.:

    ---------------------------------------------------------------------------
    3) Filing Party:

    ---------------------------------------------------------------------------
    4) Date Filed:

    ---------------------------------------------------------------------------

                                  MEDQUIST INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  May 26, 1999

TO OUR SHAREHOLDERS:

         The Annual Meeting of Shareholders of MedQuist Inc. will be held on Wednesday, May 26, 1999 at 11:00 A.M., E.D.T., at The Mansion at Main Street, Plaza 1000, Voorhees New Jersey 08043 for the following purposes:

                  1. To elect three directors for a three year term expiring in 2002.

                  2.  To elect one director for a term expiring in 2000.

                  3.  To elect one director for a term expiring in 2001.

                  4. To increase the number of shares of Common Stock for issuance under the Company's 1992 Stock Option Plan by 300,000.

                  5. To consider and act upon such other matters as may properly come before the meeting and any adjournments thereof.

         The Board of Directors has fixed April 10, 1999 as the record date for the determination of shareholders entitled to vote at the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting.

         You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting in person, you are urged to sign, date and promptly return the enclosed proxy. A self-addressed, stamped envelope is enclosed for your convenience. No postage is required if mailed in the United States.

                                        By Order of the Board of Directors,


                                        John M. Suender, Senior Vice President,
                                        General Counsel and Secretary
April 15, 1999

                                  MedQuist Inc.
                        Five Greentree Centre, Suite 311
                            Marlton, New Jersey 08053

                                 ---------------
                                 PROXY STATEMENT
                                 ---------------

         The enclosed proxy is solicited by and on behalf of MedQuist Inc., a New Jersey corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on Wednesday, May 26, 1999 at 11:00 A.M., E.D.T., at The Mansion at Main Street, Plaza 1000, Voorhees, New Jersey 08043, and at any postponement or adjournment thereof. The approximate date on which this Proxy Statement and the accompanying form of proxy will first be sent or given to shareholders is April 15, 1999. Sending a signed proxy will not affect the shareholder's right to attend the Annual Meeting and vote in person since the proxy is revocable. The grant of a later proxy revokes this proxy. The presence at the meeting of a shareholder who has given a proxy does not revoke the proxy unless the shareholder files written notice of the revocation with the secretary of the meeting prior to the voting of proxy or votes the shares subject to the proxy by written ballot.

         The Company will bear the expense of the proxy solicitation. In addition to solicitation by mail,proxies may be solicited in person or by telephone, or telecopy by directors, officers or employees of the Company without additional compensation. The Company is required to pay the reasonable expenses incurred by record holders of the common stock, no par value per share, of the Company ("Common Stock") who are brokers, dealers, banks or voting trustees, or other nominees, for mailing proxy material and annual shareholder reports to any beneficial owners of Common Stock they hold of record, upon request of such record holders.

         A form of proxy is enclosed. If properly executed and received in time for voting, and not revoked, the enclosed proxy will be voted as indicated in accordance with the instructions thereon. If no directions to the contrary are indicated, the persons named in the enclosed proxy will vote all shares of Common Stock in favor of the proposals specified in the notice attached hereto.

         The enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the meeting: (i) matters which the Company does not know about a reasonable time before the proxy solicitation, and are properly presented at the meeting; (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not amount to ratification of the action taken at the meeting; (iii) the election of any person to any office for which a bona fide nominee is unable to serve or for good cause will not serve; and (iv) matters incident to the conduct of the meeting. In connection with such matters, the persons named in the enclosed form of proxy will vote in accordance with their best judgment.

                  The Company had [33,794,202] shares of Common Stock outstanding at the close of business on April 10, 1999, the record date. The presence, in person or by proxy, of shareholders entitled to cast a majority of the votes at the meeting shall constitute a quorum at such meeting. Each share of Common Stock outstanding is entitled to one vote on each matter which may be brought before the Annual Meeting. The approval of the proposals specified in the notice attached hereto, require a majority of the votes cast by the shareholders of the Company with respect to each proposal. Broker nonvotes or abstentions are not counted as votes cast. Shareholders do not have appraisal or dissenter rights with respect to the election of Directors, or with respect to the approval of the proposals specified in the notice attached hereto.

Executive Officers and Directors

         The executive officers and directors of the Company are as follows:

                                                                              Year of Term
     Name                     Age             Position                        Expiration
     ----                     ---             --------                        ----------
David A. Cohen                58              Chief Executive Officer          1999
                                              and Chairman of the Board
John A. Donohoe, Jr.          44              President and Chief              2001
                                              Operating Officer and
                                              Director
John R. Emery                 42              Senior Vice President,           ----
                                              Treasurer  and Chief
                                              Financial Officer
Ronald F. Scarpone            54              Senior Vice President,           ----
                                              New Business
                                              Development
John M. Suender               38              Senior Vice President,           ----
                                              General Counsel and
                                              Secretary
Bruce K. Anderson             58              Director                         2000

James R. Emshoff(1)           56              Director                         2000

William T. Carson,
Jr.(1)(3)                     66              Director                         2001

John T. Casey(2)              53              Director                         2001

Richard J. Censits(1)         61              Director                         2001

Terrence J. Mulligan(2)       53              Director                         1999

A. Fred Ruttenberg(3)         56              Director                         2000

Edward L. Samek               61              Director                         1999

R. Timothy Stack(3)           47              Director                         2000

Richard H. Stowe              54              Director                         2001

John H. Underwood(2)          40              Director                         1999

(1) Member of Audit Committee
(2) Member of Compensation Committee
(3) Member of Nominating Committee

                              ELECTION OF DIRECTORS

         The Board of Directors of the Company is classified into three classes. Four directors have terms expiring at the Annual Meeting. These directors are Messrs. Cohen, Mulligan, Samek & Underwood. In addition, Messrs. Anderson and Stowe must be elected at the Annual Meeting to serve the balance of the terms they were elected to by the Board

         If elected, the below mentioned Directors will hold office until the Annual Meeting in the year indicated or until his successor has been elected and qualified, unless prior to such a meeting a director shall resign, or his directorship shall become vacant due to his death or removal.

Nominated for Election at the Meeting with a Term Expiring in 2002:

         David A. Cohen joined the Company in May 1994 as President of our Transcriptions, Ltd. subsidiary and has been an executive officer and director of the Company since July 1994, our Chief Executive Officer since November 1995 and Chairman of the Board of Directors since July 1996. Mr. Cohen also served as President of the Company from November 1995 to August 1998. Mr. Cohen joined Transcriptions, Ltd. in 1973 and served as its Chief Executive Officer for more than 15 years.

         John H. Underwood has been a director of the Company since July 1994. Mr. Underwood is currently Managing Director with Pfingsten Partners, L.L.C., a firm which originates and manages private equity investments in middle market companies. Prior to joining Pfingsten Partners in December 1996, Mr. Underwood was, since 1989, a Vice President with Heller Equity Capital Corporation ("Heller") and a Senior Vice President of Heller's parent, Heller Financial, Inc. From 1986 to 1989, Mr. Underwood served as a Vice President of Citicorp North America, Inc. as a member of its leveraged capital group.

         Terrence J. Mulligan has been a director of the Company since May 1996. Mr. Mulligan is currently a management consultant and private investor. Mr. Mulligan had held several senior executive positions with Baxter International, Inc. from 1986 until his retirement in 1996, including Group Vice President, Health Systems, from 1994 to 1996, Group Vice President, Multi-Hospital Systems from 1993 to 1994, and Senior Vice President, Corporate Sales and Marketing from 1988 to 1993. Mr. Mulligan also served on the Senior Management Committee and the Operating Management Committee at Baxter. Mr. Mulligan currently serves as a member of the Board of Visitors of the University of Iowa College of Business Administration and is past President of the University of Iowa Alumni Association and a Trustee of Lake Forest College. Mr. Mulligan is a member of the Board of Directors of Physician Reliance Network and Physician Dynamics, Inc.

Nominated for Election at the Meeting with a Term Expiring 2000

         Bruce K. Anderson has been a director of MedQuist since December 1998. He was a director of The MRC Group, Inc. ("MRC") from July 1993 until MedQuist acquired MRC on December 10, 1998. Since 1979, Mr. Anderson has been partner of Welsh, Carson, Anderson & Stowe, a general partnership, an investment firm specializing in the acquisition of companies in the information services and health care industries. Mr. Anderson is also Chairman, Chief Executive Officer and a director of AMDOCS Ltd., a software and services company focused on the telephone industry, and a director of several private companies.

Nominated for Election at the Meeting with a Term Expiring 2001

         Mr. Stowe has been a director of MedQuist since December 1998. He was a director of MRC from July 1993 until the Company acquired MRC on December 10, 1998. Mr. Stowe was a partner of Welsh, Carson, Anderson & Stowe from 1979 until January 1999. Mr. Stowe serves on the Board of Directors of The Cerplex Group, Inc., which provides repair and parts distribution services for electronic equipment, and Health Management Systems, Inc., a provider of revenue enhancement services to health care providers and payors, New American Healthcare Corporation, a company that services and manages non-urban hospitals, and several private companies.

Continuing Directors with a Term Expiring in 2000:

         A. Fred Ruttenberg has been a director of the Company since December 1991. Mr. Ruttenberg has, since September 1986, been a partner in the law firm of Blank, Rome, Comisky & McCauley, Cherry Hill, New Jersey, which has acted as special counsel to the Company for certain matters.

         R. Timothy Stack has been a director of the Company since May 1997. Since 1987, Mr. Stack has been the President and Chief Executive Officer of Borgess Health Alliance, an integrated health delivery and finance system that includes a 469 bed regional referral center, seven community hospitals, two long-term care facilities, financing/risk products, a medical foundation and physician group practices, representing over 1,000 acute care and nursing beds. Prior to joining Borgess, Mr. Stack served as President and Chief Executive Officer of South Side Healthcare System from 1981-1987 and as Senior Vice President and Chief Operating Officer of Central Medical Center and Hospital from 1979-1981.

         James R. Emshoff has been a director of the Company since December 1992. Mr. Emshoff also served as our acting President and Chief Executive Officer from April 1995 through November 1995 and Chairman of the Board of Directors from November 1995 through July 1996. Since August 1992, Mr. Emshoff has been the Chairman and Chief Executive Officer of IndeCap Enterprises, Inc., a firm providing consulting services on corporate restructuring issues and venture participation in the outsourcing of management service functions. From February 1991 to August 1992, Mr. Emshoff was Chairman and Chief Executive Officer of Wellesley Medical Management Inc., an owner and operator of primary healthcare centers. From January 1985 to February 1991, Mr. Emshoff was President and Chief Executive Officer of Citicorp Diners Club.

Continuing Directors with a Term Expiring in 2001:

         William T. Carson, Jr., a director of the Company since January 1991, is currently a business consultant and is Vice Chairman of CIC Investment Co., a capital investment firm. In 1988, he co-founded and became Vice President and corporate secretary of Covenant Bank, Haddonfield, New Jersey, positions he held until January 1998 when Covenant Bank was acquired by First Union Bank. Mr. Carson is also a director of the Coriell Institute of Medical Research, a genetic research firm and a former director of the Rutgers University School of Business.

         John T. Casey, a director of the Company since June 1997, has been Chairman and Chief Executive Officer of Physician Reliance Network Inc. since October 1997. PRN is a Dallas-based provider of management facilities, administration and technical support and ancillary services necessary to establish and maintain a fully integrated network of oncology care. Mr. Casey formerly served as President and Chief Executive Officer of American Medical International from 1991 until 1995, when it was acquired by Tenet Healthcare. Prior to that, Mr. Casey was Chief Executive Officer of Samaritan Health Services in Phoenix, Arizona, Methodist Health Services in Memphis, Tennessee, and Presbyterian/St. Luke's Medical Center in Denver, Colorado. From 1995 until September 1997, Mr. Casey served as Chairman and Chief Executive Officer of Intecare.

         Richard J. Censits has been a director of the Company since January 1987. Mr. Censits was our Chief Executive Officer from January 1, 1987 until March 1995, and was President until September 1994. He served as the Vice President and Chief Financial Officer of Campbell Soup Company from 1975 to 1986. Mr. Censits currently serves as a director of Checkpoint Systems, Inc. and Trustee of the University of Pennsylvania.

         John A. Donohoe, Jr. has been a member of the Board of Directors since May 1998. Mr. Donohoe joined the Company in May 1994 as Executive Vice President of our Transcriptions, Ltd. subsidiary. Mr. Donohoe became Chief Operating Officer of the Company in November 1995 and President in August 1998. Mr. Donohoe was employed by Transcriptions, Ltd. since 1974, serving in numerous management capacities. Mr. Donohoe is a member of the board of directors of the Medical Transcription Industry Alliance.

Other Executive Officers:

         John R. Emery has been our Treasurer and Chief Financial Officer since March 1997 and was promoted from Vice President to Senior Vice President in December 1998. Prior to joining the Company, Mr. Emery served in various executive positions with Integra LifeSciences Corporation beginning in 1994, most recently as Senior Vice President - Operations and Finance. From 1987 to1994, Mr. Emery served in various operational and financial positions with Chemical Waste Management, Inc., an environmental remediation firm.

         Ronald Scarpone has been Senior Vice President - New Business Development since December 1998 and a Vice President of the Company since January 1996. Mr. Scarpone joined the Company in May 1994 as Vice President - Information Services and served as our Chief Information Officer until December 1998. Mr. Scarpone was employed by Transcriptions, Ltd. since 1989 and served as its Vice President of Information Services since September 1993.

         John M. Suender has been our General Counsel and Secretary since September 1992. In December 1998, Mr. Suender was promoted from Vice President to Senior Vice President. Mr. Suender also serves as Senior Vice President - Acquisitions of the Company. Prior to joining the Company, Mr. Suender was with the law firm of Pepper, Hamilton, LLP, Philadelphia, Pennsylvania.

Director Compensation

         Employee directors are not entitled to any compensation or stock options for serving on the Board.

         In 1996, the Company's shareholders approved a stock based deferred compensation plan for the Board of Directors (the "Board Deferred Stock Plan"). Under the existing terms of the Deferred Stock Plan, each non-employee director of the Company is entitled to receive deferred compensation in the form of Common Stock having a fair market value of $18,000 on the date of grant (January 1 each year). Common Stock awarded under the Deferred Stock Plan is issued when a director leaves the Board unless a director chooses not to defer receipt under a particular grant. If a director chooses not to defer receipt of the award, the Common Stock is issued as of the date of grant and the director may elect to receive up to $6,000 of the award in cash. A director choosing not to defer receipt of the award will nevertheless be prohibited from selling the Common Stock issued pursuant to the Deferred Stock Plan until leaving the Board. Fair market value of a particular grant equals the closing price of the Common Stock on the date of grant. In 1998 and 1999, respectively, the fair market value of a share of Common Stock on the date of grant (January 1) under such plan was $17.375 (adjusted for a 2-for-1 split) and $39.50.

         Pursuant to the terms of the Company's Nonstatutory Stock Option Plan for
                                      - 6 -

Non-employee Directors, during each calendar year in which a non-employee director serves, and so long as such director serves in such capacity on June 1 of such calendar year, such director is granted an option to purchase 3,000 shares of Common Stock at an exercise price equal to the Common Stock's fair market value on the date of the grant of the option, which options are exercisable for a 10-year period commencing on the one-year anniversary of the grant date. Any Options granted on or after June 1996, to the extent not exercised, terminate two (2) years after the individual ceases to be a director of the Company but in no event later than the 10 year expiration date.

Meetings of the Board of Directors

         The Board of Directors met seven (7) times during 1998. The Board of Directors also acted two (2) times by unanimous written consent. Each director attended at least 75 percent of meetings of the Board of Directors and Board Committees which he was a member during 1998 or the period thereof during which he was a member.


Compliance with Section 16(a) of the Securities Exchange Act of 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of the Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required under regulations promulgated by the Securities and Exchange Commission ("SEC") to furnish the Company with copies of all Section 16(a) forms which they file.

         To the Company's knowledge, based solely on a review of copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1998, all
Section 16(a) filing requirements were satisfied.

Committees of the Board

         The Company's Board of Directors has a standing Audit Committee, a Nominating Committee and Compensation Committee.

         Audit Committee. The Audit Committee, which currently consists of Messrs. Censits, Carson and Emshoff, has the authority and responsibility: to hire one or more independent public accountants to audit MedQuist's books, records and financial statements and to review the Company's systems of accounting (including its systems of internal control); to discuss with such independent public accountants the results of such audit and review; to conduct periodically independent reviews of the systems of accounting (including systems of internal control); and to make reports periodically to the Board of Directors with respect to its findings. In 1998, the

Audit Committee held two (2) meetings.

         Compensation Committee. The Compensation Committee, which currently consists of Messrs. Underwood (Chairman), Casey, and Mulligan, is responsible for fixing the compensation of the Chief Executive Officer and the Chief Operating Officer, and making recommendations to the Board of Directors with respect to the compensation of other executive officers and other compensation matters such as with respect to stock option plans and approving the targets under any bonus plans. The Compensation Committee currently administers the Stock Option Plan. In 1998, the Compensation Committee held four (4) meetings.

         Nominating Committee. The Nominating Committee, which currently consists of Messrs. Carson (Chairman), Ruttenberg and Stack, makes recommendations to the Board of Directors with respect to management and other nominees to the Board, reviews shareholder nominees to the Board of Directors and periodically reports its findings to the Board of Directors. In 1998, the Nominating Committee held one meeting.

                             EXECUTIVE COMPENSATION

         The following table sets forth the compensation paid by the Company for services rendered in all capacities during the calendar years 1996, 1997 and 1998, to its chief executive officer, and to the four most highly-compensated executive officers (other than the chief executive officer) whose annual salary and bonus exceeded $100,000 and who were serving at December 31, 1998 (collectively, the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                     Compensation Awards         Long-Term
                                    Annual Compensation             Securities Underlying        All Other(1)
           Name               Year      Salary ($)     Bonus ($)        Options (#)($)         Compensation ($)
           ----               ----      ----------     ---------       ----------------       ----------------
David A. Cohen(2)             1998       $321,154       $362,500            70,000              $  1,675
                              1997        270,000        135,000           210,000                 4,568
                              1996        250,000        125,000           240,000                 3,222


John A. Donohoe, Jr.(3)       1998       $228,846       $170,000            30,000              $  1,768
                              1997        186,346         63,000            60,000                   634
                              1996        165,000         57,750            67,392(4)                216


John R. Emery(5)              1998       $146,346       $ 78,750            20,000              $  1,562
                              1997         97,500         24,375            90,000                   250
                              1996             --             --                --                    -0-


Ronald F. Scarpone(6)         1998       $139,000       $ 34,750            20,000              $  1,427
                              1997        130,419         31,750            30,000                 4,498
                              1996        120,000         30,000            36,086(4)                752


John M. Suender(7)            1998       $135,277       $ 74,750            20,000              $  1,440
                              1997        118,904         28,625            15,000                 3,831
                              1996        109,667         34,257            18,261(4)              1,177
========================================================================================================

  (1) Represents employer matching contributions under the Company's 401(k) plan and premiums paid by the Company on term life insurance.

  (2)  Mr. Cohen serves as Chairman and Chief Executive Officer.

  (3)  Mr. Donohoe serves as President and Chief Operating Officer.

  (4) Includes bonus foregone at the election of the Named Officer pursuant to a deferred compensation program in which the officer elected to receive options to purchase Common Stock in lieu of bonus. Under the program, in February 1996, Mr. Donohoe received 7,392 options, Mr. Suender received 6,522 options and Mr. Scarpone received 6,086 options.

  (5) Mr. Emery serves as Senior Vice President, Treasurer and Chief Financial Officer. Mr. Emery joined the Company on March 24, 1997.

  (6)  Mr. Scarpone serves as Senior Vice President - New Business Development.

  (7)  Mr. Suender serves as Senior Vice President, General Counsel and
       Secretary.

  (8) The number of securities underlying options reflects a 3-for-2 split of the Common Stock effective September 9, 1997 and a 2-for-1 split effective June 15, 1998.

Stock Options Granted

         The following table presents information with respect to grants of stock options pursuant to the Company's option plans during 1998 to the Named Officers. No stock appreciation rights were granted to any officer of the Company during 1998.

                        Option Grants in Last Fiscal Year




                                                       Individual Grants                               Potential Realizable
                           -------------------------------------------------------------------           Value at Assumed
                               Number of          % of Total                                           Annual Rates of Stock
                               Securities          Options                                            Price Appreciation for
                           Underlying Options     Granted to      Exercise or                             Option Terms(1)
                                Granted          Employees in      Base Price     Expiration        ---------------------------
            Name            (# of Shares)(2)     Fiscal Year     ($ Per Share)       Date                 5%             10%
            ----          -------------------    ------------    -------------    -----------             --             ---
David A. Cohen                   70,000             6.90%            $31.06        12/01/08          $1,367,475      $3,465,450
John A. Donohoe, Jr.             40,000             3.94%            $31.06        12/01/08            $781,414      $1,980,257
John R. Emery                    20,000             1.97%            $31.06        12/01/08            $390,707        $990,128
Ronald F. Scarpone               20,000             1.97%            $31.06        12/01/08            $390,707        $990,128
John M. Suender                  20,000             1.97%            $31.06        12/01/08            $390,707        $990,128
===============================================================================================================================

      (1) Amounts reported in the column represent hypothetical values that may be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation of the Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the Commission and do not represent the Company's estimate of future Common Stock price. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future market price of the Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals. This table does not take into account any appreciation in the price of the Common Stock from the date of grant to the present date. The values shown are net of the exercise price, but do not include deductions for taxes or other expenses associated with the exercise.

      (2)  Granted pursuant to the Stock Option Plan.

      (3) Vest in 20% increments on each anniversary of the grant date for five years.

Option Exercises and Holdings

     The following table summarizes the aggregate option exercises in the last fiscal year by each of the Named Officers and fiscal year-end value of unexercised options on an aggregate basis.


                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year-End Option Values

                                                      Number of Shares of Common            Value of Unexercised
                                                        Stock Underlying Options             in-the-Money Options
                                                          at Fiscal Year-End                  at Fiscal Year-End
                  Shares Acquired     Value          ---------------------------         ---------------------------
 Name               on Exercise     Realized         Exercisable   Unexercisable         Exercisable   Unexercisable
 ----               -----------     --------         -----------   -------------         -----------   -------------
David A. Cohen             0             $0           246,000        424,000              $8,178,810    $11,249,230
John A. Donohoe            0             $0           169,392        178,000              $5,995,556     $4,722,010
John R. Emery          6,000       $105,510            12,000         92,000                $341,760     $2,299,820
Ronald F. Scarpone    25,000       $430,125            44,088        107,000              $1,509,159     $3,035,510
John M. Suender       24,000       $332,052            33,522         80,000              $1,115,852     $2,033,990

--------------------
  (1) Based on the closing price on the Nasdaq Stock Market of $39.50 per share of Common Stock on December 31, 1998.

Noncompetition Agreements

         Messrs. Cohen, Donohoe, Emery and Scarpone are subject to confidentiality and non-competition agreements. Upon any termination, each has agreed to retain in confidence and not otherwise to use any confidential or proprietary information of the Company. Additionally, following any termination of employment, each is prohibited from competing with the Company or from soliciting clients, customers or employees of the Company for a period of time (Messrs. Cohen and Donohoe, 3 years; Mr. Scarpone, 2 years; and Mr. Emery, 1 year).

Severance Arrangements

         The Company has a severance plan for certain executive officers. The plan provides that if a covered executive is terminated for any reason other than 'cause' (which includes the failure to perform day-to-day duties as assigned by the Board of Directors) within 12 months after a 'change in control,' such covered executive is to receive, within 10 days of the termination, a one time severance payment equal to, in the case of Messrs. Cohen and Donohoe - 24 months, and in the case of Messrs. Emery, Scarpone and Suender
- 18 months, all cash compensation awarded to him or her in the fiscal year immediately prior to such termination or, if such executive's compensation was higher or would be higher on an annualized basis, in the fiscal year in which such termination takes place. The term 'change in control' means (a) any liquidation of the Company, (b) the sale of all or substantially all of the assets of the Company, (c) the acquisition by any person or group of beneficial ownership of securities representing more than 50% of the combined voting power in the election of directors of the Company (after giving effect to the exercise of any options, warrants or other convertible securities held by such person or group), (d) the election of a majority of the members of the Board of Directors as a result of one or more proxy contests within any period of three years, (e) approval of a merger, consolidation or other business combination by the Company's shareholders in which a majority of the Board of the surviving corporation (or its ultimate parent) are not members of the Board of Directors, (f) commencement of a tender offer to purchase securities representing more than 50% of the combined voting power in the election of directors of the Company (after giving effect to the exercise of any options, warrants or other convertible securities held by such person or group).


                              CERTAIN TRANSACTIONS

         Richard J. Censits. The Company and Mr. Censits, a director and former president and chief executive officer of the Company, entered into an employment agreement January 1, 1993 and amended January 1, 1996. Under the Agreement, Mr. Censits is entitled during his lifetime to life insurance, medical, dental and long-term care coverage for himself and his wife and a retirement benefit of $75,000 annually. If Mr. Censits dies, his wife is entitled to continue her medical, dental and long-term care coverage during her lifetime, and the Company has agreed to loan Mr. Censits' estate the funds necessary to exercise any options to purchase shares of the Common Stock owned by Mr. Censits at the time of his death, with the stock held by the Company as collateral. The loan must be repaid three years after grant or earlier if the stock is sold. The agreement restricts Mr. Censits from competing with the Company, hiring employees of the Company or disclosing or using confidential information of the Company so long as he is receiving benefits under the agreement.

                          STOCK PRICE PERFORMANCE GRAPH

--------------------------------------------------------------------------------
                    1994          1995           1996        1997       1998
                    ----          ----           ----        ----       ----
Nasdaq               100           140           172          209        292
--------------------------------------------------------------------------------
MedQuist Inc.        100           112           342          721      1,639
--------------------------------------------------------------------------------
Medical Services     100           144           156          182        189
Index
--------------------------------------------------------------------------------

         *The Medical Services Index is a group of sixteen medical services companies compiled by BancBoston - Robertson Stephens.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors submits the following report to shareholders on the compensation policies applicable to the Company's executive officers with respect to compensation reported for the fiscal year ended December 31, 1998. The Compensation Committee Report shall not be deemed incorporated by reference into any filing with the SEC, except to the extent said report is specifically incorporated by reference.

         Compensation Principles. The Compensation Committee believes that the Company's executive compensation program is a critical part of the effective management of its key executives. If the Company is to be successful, its executive compensation programs must be geared to attract and retain superior quality employees. Additionally, the executive compensation program should provide incentives that will reward key executives for pursuing actively the actions necessary to strengthen the Company's performance and enhancing shareholder value. To that end, the Company's compensation program for executives is designed to:

         o Promote the execution of the Company's business strategies and operating objectives
         o   Link executive compensation with corporate performance
         o   Align performance objectives with the interest of shareholders
         o   Encourage a career commitment on the part of executives

         Executive Compensation Program. The Company's executive compensation program for fiscal year 1998 included base salary, short term cash incentive compensation and option grants pursuant to the terms of the Stock Option Plan. The Compensation Committee believes that its compensation program has been successful in the past. Accordingly, the program for 1998 was substantially similar to the program for 1997. Nevertheless, the Committee engaged an independent compensation consultant to review executive compensation and, based upon that analysis, recommended changes in base salary in 1998 for the named officers.

         Base Salary. Base salary represents compensation for discharging job responsibilities and reflects the executive officer's performance over time. Base salaries may be adjusted to reflect experience, increased responsibilities and individual performance, as well as to be competitive.

         Short Term Incentive Compensation. The Company provides short term incentive compensation designed to reward executives for meeting current financial goals. In 1998, the short term award for executive officers was based 50% upon the operations of the entire Company and was 50% discretionary. The discretionary portion of any such bonus is determined by Mr. Cohen for all persons other than himself and Mr. Donohoe and approved by the Committee. The Committee determines the discretionary portion of the bonus for Messrs. Cohen and Donohoe.

         For fiscal year 1998, all of the named officers earned 100% of their respective short term award. Under the formula portion of the short term award in 1998, the award was earned 100% if current annual earnings before interest, taxes, depreciation and amortization (weighted two times) and revenues (weighted one time) exceed prior year financial results by 25%. In 1999, the performance portion of the award will be based upon meeting confidential earnings per share goals.

         Stock Option Grants. The Company believes it is important to provide long term incentive compensation to the Named Officers. In addition, the Committee believes that such compensation should be closely aligned to the interests of shareholders. The Committee believes stock options are particularly well designed to achieve these goals because executives gain over time only when shareholders gain through the appreciation of the market price of the Company's Common Stock.

         To encourage long term performance and retain its most senior management, the Committee approved grants to the Named Officers on December 1, 1998 that vest in 20% increments over five years. Awards of stock options to Named Officers are determined pursuant to the same formula described in Short Term Incentive Compensation above. At the beginning of each year, the Committee determines the maximum number of options a Named Officers is eligible to receive if 100% of the award is earned. In 1998, 100% of the Stock Option Bonus was achieved by each of the Named Officers.

         Chief Executive Officer Compensation. Mr. Cohen's salary of $300,000 was paid in accordance with his employment contract, which was negotiated at arm's length and reflects increases approved by the Committee. In determining changes in Mr. Cohen's compensation, the Committee considered an analysis prepared by an independent compensation consultant.

         Policy with respect to Section 162(m) of the Internal Revenue Code. Generally, Section 162(m) of the Internal Revenue Code, and the proposed regulations promulgated thereunder (collectively, "Section 162(m)"), denies a deduction to any publicly held corporation, such as the Company, for compensation paid to a "covered employee" in a taxable year to the extent that compensation exceeds $1,000,000. A covered employee includes the chief executive officer on the last day of the taxable year and any other employee whose compensation is required to be reported in the Summary Compensation Table by reason of such employee being among the four highest compensated officers for such taxable year (other than the chief executive officer). The deduction limit of Section 162(m) applies to any compensation that could otherwise be deducted in a taxable year, except for enumerated types of payments, including payments that meet the requirements in Section 162(m) for performance-based compensation. Under the requirements for performance-based compensation set forth in Section 162(m), compensation will not be subject to the deduction limit if (1) it is payable on account of the attainment of one or more performance goals; (2) the performance goals are established by a Compensation Committee of the Board of Directors that is comprised solely of two or more outside directors; (3) the material terms of the compensation and the performance goals are disclosed to and approved by shareholders before payment; and (4) the Compensation Committee certifies that the performance goals have been satisfied before payment.

         It is the Compensation Committee's policy that, where practicable, it will seek to comply with the requirements of Section 162(m) applicable to performance-based compensation to the extent it determines that it is likely that the compensation to be paid to any such executive officer will exceed $1,000,000 per year.

         The Compensation Committee has been reconstituted and consists solely of outside directors in accordance with Section 162(m).


                           1998 COMPENSATION COMMITTEE
                                JOHN H. UNDERWOOD
                               JOHN T. CASEY, JR.
                              TERRENCE J. MULLIGAN



                        COMPENSATION COMMITTEE INTERLOCKS

         The Compensation Committee consists entirely of non-employee directors. None of the Compensation Committee members has any interlocking or other relationship with the Company that would call into question their independence with respect to their duties.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of April , 1999 (i) by each person or group known to the Company to be the beneficial owner of more than 5% of Common Stock, (ii) by each of the Company's Named Officers and directors and (iii) by all executive officers and directors of the Company as a group. Except as otherwise noted and subject to community property laws, where applicable, each beneficial owner of the Common Stock listed below has sole investment and voting power with respect to their shares of Common Stock.

                                                      Shares Beneficially Owned(1)
                                                 ------------------------------------------
                                                   Number
         Name and Address(2)                     of Shares              Percent of Class(3)
         -------------------                     ---------              -------------------
Pilgram Baxter & Associates, Ltd.               2,371,900(4)                    6.8%
         825 Duportial Road
         Wayne, PA 19087
Welsh, Carson, Andersen & Stowe, V.I.,L.P.      3,275,884(5)                    9.4%
         ("WCAS VI")
         320 Park Avenue
         Suite 2500
         New York, NY 10022
Richard J. Censits                               339,145(6)                    1.0%
         688 Annemore Lane
         Naples, FL 34108
David A. Cohen                                 1,574,723(7)                    4.6%

---------------
     1 Beneficial ownership is determined in accordance with the rules of the Commission, and includes voting or investment power with respect to the shares beneficially owned. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days after April 10, 1999 are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person.

     2 Except where otherwise noted, the address of all persons listed is c/o MedQuist Inc., Five Greentree Centre, Suite 311, Marlton, New Jersey 08053.

     3 Applicable percentage of ownership as of April 10, 1999 is based upon [33,794,202] shares of Common Stock outstanding.

     4 Reflects information set forth in a Schedule 13G filed by Pilgrim, Baxter & Associates, Ltd.

     5 The general partners of WCAS VI are Patrick I. Welsh, Ruseell L. Carson, Andrew M. Paul, Thomas E. McInerney, Laura Van Buren, James B. Hoover, Bruce K. Anderson, Robert A. Minicucci, Anthony J. de Nicola, Paul B. Queally and Richard H. Stowe.

     6   Includes 201,300 shares of Common Stock owned by Mr. Censits' spouse.

     7 Includes 246,000 shares of Common Stock issuable upon the exercise of options granted to Mr. Cohen. Mr. Cohen owns 1,328,116 shares jointly with his spouse.

Bruce K. Anderson                 3,295,301(8)                    9.8%

William T. Carson, Jr.              100,570(9)                     *

John T. Casey                        17,685(10)                    *

James R. Emshoff                    140,795(11)                    *

Terrence J. Mulligan                 32,023(12)                    *

A. Fred Ruttenberg                   96,026(13)                    *

Edward L. Samek                     784,830(14)                   2.3%

R. Timothy Stack                     19,807(15)                    *

Richard H. Stowe                  3,282,194(16)                   9.7%

John H. Underwood                    18,676(17)                    *

------------------
      8 Includes 3,275,884 shares of Common Stock held by WCAS, VI and 455 shares issuable under the Deferred Stock Plan. Mr. Anderson disclaims beneficial ownership of WCAS,VI shares except to the extent of his pecuniary interest therein.

      9 Includes 55,000 shares of Common Stock issuable upon the exercise of options granted to Mr. Carson and 28,700 shares of Common Stock held for Mr. Carson's benefit in individual retirement accounts.

     10 Includes 15,000 shares of Common Stock issuable upon exercise of options granted to Mr. Casey and 2,685 shares issuable under the Company's Deferred Compensation Plan for Non-Employee Directors (the "Deferred Stock Plan").

     11 Includes 101,806 shares of Common Stock issuable upon the exercise of options granted to Mr. Emshoff and 3,231 shares issuable under the Deferred Stock Plan.

     12 Includes 24,000 shares of Common Stock issuable upon the exercise of options to Mr. Mulligan and 5,023 shares issuable under the Deferred Stock Plan.

     13 Includes 79,200 shares of Common Stock issuable upon the exercise of options granted to Mr. Ruttenberg and 7,828 shares issuable under the Deferred Stock Plan.

     14 Includes 618,795 shares of Common Stock issuable upon the exercise of options granted to Mr. Samek.

     15 Includes 15,000 shares of Common Stock issuable upon exercise of options granted to Mr. Stack and 814 shares issuable under the Company's Deferred Stock Plan.

     16 Includes 3,275,884 shares of Common Stock held by WCAS,VI and 455 shares issuable under the Deferred Stock Plan. Mr. Stowe disclaims beneficial ownership of the WCAS,VI shares, except to the extent of his pecuniary interest therein.

     17 Includes 15,000 shares of Common Stock issuable upon the exercise of options granted to Mr. Underwood and 3,673 shares issuable under the Deferred Compensation Plan. Represents shares of Common Stock issuable under the Deferred Stock Plan.

John A. Donohoe                             283,279(18)                    *

John R. Emery                                11,034(19)

Ronald F. Scarpone                           80,135(20)                    *

John M. Suender                              45,079(21)                    *

All executive officers and directors as a
group (16 persons)                        6,845,418(22)                   19.5%
----------------------------------
*        Less than 1%



--------
     18 Includes 169,392 shares of Common Stock issuable upon the exercise of options granted to Mr. Donohoe and 41,000 shares owned by Mr. Donohoe's children.

     19 Includes 11,000 shares of Common Stock issuable upon exercise of options granted to Mr. Emery.

     20 Includes 59,088 shares of Common Stock issuable upon the exercise of options granted to Mr. Scarpone.

     21 Includes 27,000 shares of Common Stock issuable upon the exercise of options granted to Mr. Suender.

     22 Includes 1,436,281 options granted to directors and executive officers 24,164 shares issuable under the Deferred Stock Plan and 3,275,884 shares beneficially owned by WCAS, VI. See Note 5 above.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Audit Committee of the Board of Directors has selected Arthur Andersen to be employed as the Company's independent certified public accountants to make the annual audit and to report on, as may be required, the consolidated financial statements which may be filed by the Company with the Securities and Exchange Commission during the ensuing year.

         A representative of Arthur Andersen is expected to be present at the Annual Meeting of Shareholders and to have the opportunity to make a statement, if he or she desires to do so, and is expected to be available to respond to appropriate questions.


                       PROPOSALS TO APPROVE AMENDMENTS TO
                           COMPANY'S STOCK OPTION PLAN

         The Board of Directors has also approved an increase in the maximum number of shares issuable under the Stock Option Plan by 300,000 to a total of 4,380,000. The Board of Directors recommends a vote "For" this proposal.


Increase in Authorized Shares under Stock Option Plan

         Currently, options for a total of 4,080,000 shares may be issued under the Stock Option Plan. The amendment increases the maximum number of shares issuable under the Stock Option Plan by 300,000 to a total of 4,380,000 shares. No options have been issued to date from said 300,000 shares.

         The purpose of the proposed increase is to provide sufficient shares for future option grants to officer and key employees of the Company. As of December 31, 1998, the Company had 191,133 shares available for grant under the Stock Option Plan. The Board of Directors believes that it is in the best interests of the Company to have sufficient shares available under the Stock Option Plan to provide options to certain of its officers and key employees. In 1998, the Company granted 713,432 options under the Stock Option Plan and it is prudent to increase the number available for future grants so as to continue to grant options, which is a critical part of long term compensation. The Board of Directors believes that the Company and its shareholders significantly benefit from having the Company's key management employees receive options to purchase the Company's Common Stock and that the opportunity thus afforded these employees to acquire Common Stock is an essential element of an effective management incentive program. The Board of Directors also believes that stock options are very valuable in attracting and retaining highly qualified management personnel and in providing additional motivation to management to use their best efforts on behalf of the Company.

         Set forth below is a summary of certain significant portions of the Stock Option Plan.

         Eligibility and Administration. All officers and key employees of the Company or any current or future subsidiary (the "Subsidiary"), excluding all directors who are not employees of the Company, are eligible to receive options under the Stock Option Plan. The Stock Option Plan currently is administered by the Compensation Committee (the "Committee"). The Committee determines, among other things, which officers and key employees of the Company and any Subsidiary, excluding all directors who are not employees of the Company, will be granted options under the Stock Option Plan,whether options granted will be Incentive Options or Non-Qualified Options, the number of shares subject to an option, the time at which an option is granted, the duration of an option and the exercise price of an option. The Committee has the exclusive right to adopt or rescind rules for the administration of the Stock Option Plan, correct defects and omissions in, reconcile inconsistencies in, and construe the Stock Option Plan.

         Amendment and Termination. Options may not be granted pursuant to the Stock Option Plan after January 16, 2002. The Board of Directors reserves the right at any time, and from time to time, to modify or amend the Stock Option Plan in any way, or to suspend or terminate it, effective as of such date, which date may be either before or after the taking of such action, as may be specified by the Board of Directors; provided, however, that such action shall not affect options granted under the Stock Option Plan prior to the actual date on which such action occurred. If a modification or amendment of the Stock Option Plan is required by the Code or the regulations thereunder to be approved by the shareholders of the Company in order to permit the granting of "Incentive Stock Options" (as that term is defined in Section 422 of the Code and regulations thereunder) pursuant to the modified or amended Stock Option Plan, such modification or amendment shall also be approved by the shareholders of the Company in such manner as is prescribed by the Code and the regulations thereunder. If the Board of Directors voluntarily submits a proposed modification, amendment, suspension or termination for shareholder approval, such submission shall not require any future modifications, amendments (whether or not relating to the same provision or subject matter), suspensions or terminations to be similarly submitted for shareholder approval.

         Number of Shares and Adjustment. The aggregate number of shares which may presently be issued upon the exercise of options granted under the Stock Option Plan is 4,080,000 shares of Common Stock. The aggregate number and kind of shares issuable under the Stock Option Plan is subject to appropriate adjustment to reflect changes in the capitalization of the Company, such as by stock dividend, stock split or other circumstances deemed by the Committee to be similar. Any shares of Common Stock subject to options that terminate unexercised will be available for future options granted under the Stock Option Plan.

         Exercise Price and Terms. The exercise price for Incentive Options granted under the Stock Option Plan shall be equal to at least the fair market value of the Common Stock as of the date of the grant of the option, except that the option exercise price of Incentive Options granted to an individual owning shares of the Company possessing more than 10% of the total combined voting power of all classes of stock of the Company must not be less than 110% of the fair market value as of the date of the grant of the option. The exercise price for Non-Qualified

Options shall be determined by a Committee of the Board of Directors but, in no event shall the price be less than $1.00 per share. The market value of a share of Common Stock on April 10, __, 1999 was $______.

         The aggregate fair market value of the stock determined on the date of grant with respect to which Incentive Options are exercisable for the first time by an optionee during any calendar year cannot exceed $100,000.

         Unless terminated earlier by the option's terms, Options granted under the Stock Option Plan will expire ten years after the date they are granted, except that if Incentive Options are granted to an individual owning shares of the Company possessing more than 10% of the total combined voting power of all classes of stock of the Company on the date of the grant, Section 422 of the Code requires that such options expire five years after the date they are granted.

         Immediate Vesting Upon the Occurrence of Certain Events. The Stock Option Plan provides that all options vest immediately in the event of (a) the acquisition, directly or indirectly by any person or group (as such terms are defined in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 as in effect on the date hereof (the "1934 Act")), of beneficial ownership (as such term is defined under Rule 13d-3 of the 1934 Act) of securities representing 50.1% or more of the combined voting power in the election of directors of the then outstanding securities of the Company or any successor of the Company (after giving affect to the exercise of any derivative securities held by such person or group) (the "Voting Power") or (b) the election of a majority of the Board of Directors as a result of one or more proxy contests within any period of three (3) years. In such a case, the option holder would become immediately vested and therefore be able to exercise the option and benefit from any increase in the Company's stock price.

         Payment of Exercise Price. Payment of the option price on exercise of Incentive Options and Non-Qualified Options may be made in cash, shares of Common Stock of the Company or a combination of both. Under the terms of the Stock Option Plan, the Committee could interpret the provision of the Stock Option Plan which allows payment of the option price in shares of Common Stock to permit the "pyramiding" of shares in successive, simultaneous exercises. As a result, an optionee could initially exercise an option in part, acquiring a small number of shares of Common Stock and immediately thereafter effect further exercises of the option, using the shares of Common Stock acquired upon earlier exercises to pay for an increasingly greater number of shares received on each successive exercise. This procedure could permit an optionee to pay the option price by using a single share of Common Stock or a small number of shares of Common Stock to acquire a number of shares of Common Stock.

         Termination of Service; Death; Non-Transferability. All unexercised incentive options will terminate such number of days (not to exceed 90) as determined by the Compensation Committee after the date either (i) the optionee ceases to perform services for the Company or a Subsidiary, or (ii) the Company or a Subsidiary delivers or receives notice of an intention to terminate the employment relationship, regardless of whether or not a different effective date of termination is provided in such notice, but this termination date shall not apply in the cases of disability or death of the optionee (but in no event later than the expiration date). An incentive optionee who ceases to be an employee because of a disability must exercise the option within one year after he or she ceases to be an employee (but in no event later than the expiration date). The heirs or personal representative of a deceased optionee who could have exercised an option while alive may exercise such option within one year following the optionee's death (but in no event later than the expiration date). The Committee can provide that the options may be transferred to descendants on trusts for the benefits of such descendants. Otherwise, no option granted under the Stock Option Plan is transferable except in the event of death by will or the laws of descent and distribution.

         Federal Income Tax Consequences of the Stock Option Plan. Set forth below is a description of the federal income tax consequences to the recipient of options and the Company under the Internal Revenue Code of 1986, as amended, of the grant and exercise of options awarded under the Stock Option Plan.

         Incentive Stock Options Under the Incentive Option Plan and the Stock Option Plan. Generally, under the Code, an optionee will not realize taxable income by reason of the grant or the exercise of an Incentive Option (see, however, discussion of Alternative Minimum Tax below). If an optionee exercises an Incentive Option and does not dispose of the shares until the later of (i) two years from the date the option was granted and (ii) one year from the date of exercise, the entire gain, if any, realized upon disposition of such shares will be taxable to the optionee as capital gain, and the Corporation will not be entitled to any deduction. A holding period of more than eighteen months is required in order to tax such gain at the 20% rate added to the Code by the Taxpayer Relief Act of 1997. If an optionee disposes of the shares within the period of two years from the date of grant or one year from the date of exercise (a "disqualifying disposition"), the optionee generally will realize ordinary income in the year of disposition and the Corporation will receive a corresponding deduction, in an amount equal to the excess of (1) the lesser of
(a) the amount, if any, realized on the disposition and (b) the fair market value of the shares on the date the option was exercised over (2) the option price. Any additional gain realized on the disposition will be long-term, mid-term, or short-term capital gain and any loss will be long-term, mid-term or short-term capital loss. The optionee will be considered to have disposed of a share if he sells, exchanges, makes a gift of or transfers legal title to the share (except transfers, among others, by pledge, on death or to spouses). If the disposition is by sale or exchange, the optionee's tax basis will equal the amount paid for the share plus any ordinary income realized as a result of the disqualifying disposition.

         The exercise of an Incentive Option may subject the optionee to the alternative minimum tax. The amount by which the fair market value of the shares purchased at the time of the exercise exceeds the option exercise price is an adjustment for purposes of computing the so-called alternative minimum tax. In the event of a disqualifying disposition of the shares in the same taxable year as exercise of the Incentive Option, no adjustment is then required for purposes of the alternative minimum tax, but regular income tax, as described above, may result from such disqualifying disposition. Effective January 1, 1994, the Revenue Reconciliation Act of 1994 replaced the 24% alternative minimum tax rate on individuals with a two-tier alternative minimum tax rate having an initial rate of 26% and a second-tier rate of 28% on alternative minimum taxable income over $175,000.

         An optionee who surrenders shares as payment of the exercise price of his Incentive Option generally will not recognize gain or loss on his surrender of such shares. The surrender of shares previously acquired upon exercise of an Incentive Option in payment of the exercise price of another Incentive Option, is, however, a "disposition" of such stock. If the incentive stock option holding period requirements described above have not been satisfied with respect to such stock, such disposition will be a disqualifying disposition that may cause the optionee to recognize ordinary income as discussed above.

         Under the Code, all of the shares received by an optionee upon exercise of an Incentive Option by surrendering shares will be subject to the incentive stock option holding period requirements. Of those shares, a number of shares (the "Exchange Shares") equal to the number of shares surrendered by the optionee will have the same tax basis for capital gains purposes (increased by any ordinary income recognized as a result of any disqualifying disposition of the surrendered shares if they were incentive stock option shares) and the same capital gains holding period as the shares surrendered. For purposes of determining ordinary income upon a subsequent disqualifying disposition of the Exchange Shares, the amount paid for such shares will be deemed to be the fair market value of the shares surrendered. The balance of the shares received by the optionee will have a tax basis (and a deemed purchase price) of zero and a capital gains holding period beginning on the date of exercise. The Incentive Stock Option holding period for all shares will be the same as if the option had been exercised for cash.

         Non-Qualified Options granted by Resolutions of the Board and under the Stock Option. Plan and the Nonstatutory Plan for Non-Employee Directors and Chief Executive Officer. Generally, there will be no federal income tax consequences to either the optionee or the Corporation on the grant of Non-Qualified Options. On the exercise of a Non-Qualified Option, the optionee has taxable ordinary income equal to the excess of the fair market value of the shares acquired on the exercise date over the option price of the shares. The Corporation will be entitled to a federal income tax deduction (subject to the limitations contained in Section 162 of the Code) in an amount equal to such excess.

         Upon the sale of stock acquired by exercise of a Non-Qualified Option, optionees will realize long-term, mid-term, or short-term capital gain or loss depending upon their holding period for such stock. The Taxpayer Relief Act of 1997 revised the holding periods and tax rates for capital gains. In order to qualify for the new reduced 20% rate, a holding period of more than twelve months is required. Capital losses are deductible only to the extent of capital gains for the year plus $3,000 for individuals.

         An optionee who surrenders shares in payment of the exercise price of a Non-Qualified Option will not recognize gain or loss with respect to the shares so delivered unless such shares were acquired pursuant to the exercise of an Incentive Option and the delivery of such shares is a disqualifying disposition. The optionee will recognize ordinary income on the exercise of the Non-Qualified Option as described above. Of the shares received in such an exchange, that number of shares equal to the number of shares surrendered will have the same tax basis and capital gains holding period as the shares surrendered. The balance of the shares received will have a tax basis equal to their fair market value on the date of exercise and the capital gains holding period will begin on the date of exercise.

         Limitation on Corporation's Deduction. Section 162(m) of the Code will generally limit to $1.0 million the Corporation's federal income tax deduction for compensation paid in any year to its chief executive officer and its four highest paid executive officers, to the extent that such compensation is not "performance based." Under Treasury regulations, and subject to certain transition rules, a stock option will, in general, qualify as "performance based" compensation if it (i) has an exercise price of not less than the fair market value of the underlying stock on the date of grant, (ii) is granted under a plan that limits the number of shares for which options may be granted to an employee during a specified period, which plan is approved by a majority of the shareholders entitled to vote thereon, and (iii) is granted by a compensation committee consisting solely of at least two independent directors. If a stock option to an executive referred to above is not "performance based", the amount that would otherwise be deductible by the Corporation in respect of such stock option will be disallowed to the extent that the executive's aggregate non-performance based compensation paid in the relevant year exceeds $1.0 million.



         New Plan Benefits Table. The amount, if any, of stock options to be awarded to key employees is determined on an annual basis by the Committee and is not presently determinable. Information regarding awards to the Named Officers in 1998 is provided elsewhere in this Proxy Statement. See "Executive Compensation." There would not have been any difference in the amount of these grants had they been made under the Stock Option Plan if the amendments were approved.

                                  OTHER MATTERS

         The Board of Directors is not aware of any other matters which may come before the Annual Meeting. However, in the event such other matters come before the meeting, it is the intention of the persons named in the proxy to vote on any such matters in accordance with the recommendation of the Board of Directors.

         Shareholder Proposals. If a shareholder wishes to have a proposal included in the Company's proxy statement for the 2000 Annual Meeting of Shareholders, the proposal must be received at the Company's principal executive offices by December 1, 1999. To be considered, a recommendation for a Board nominee must be accompanied by (i) such information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the Securities Exchange Act of 1934, as amended, (ii) a description of any arrangements or understandings between the recommending shareholder(s) and each nominee and any other person or entity with respect to such nomination and (iii) the consent of each nominee to serve as a director if elected.

         Shareholders are urged to sign the enclosed proxy, which is solicited on behalf of the Board of Directors, and return it in the enclosed envelope.

         EACH PERSON SOLICITED HEREUNDER CAN OBTAIN A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 1998, WITHOUT CHARGE, BY SENDING A WRITTEN REQUEST TO MEDQUIST INC., FIVE GREENTREE CENTRE, SUITE 311, MARLTON, NEW JERSEY 08053, ATTENTION:
SECRETARY.

                              By Order of the Board of Directors,


                              John M. Suender, Senior Vice President, General Counsel and Secretary

                                 MedQuist Inc.
                             Five Greentree Centre
                                   Suite 311
                           Marlton, New Jersey 08053

          This Proxy is Solicited on Behalf of the Board of Directors

         The undersigned hereby appoints John M. Suender and John R. Emery or either of them as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse, all the shares of common stock of MedQuist Inc. held of record by the undersigned on April 10, 1999, at the annual meeting of shareholders to be held on May 26, 1999 or any adjournments thereof.

                        Please sign on the reverse side

A. Please mark your                       FOR   AGAINST  ABSTAIN
   Votes as in this example.

1. Election of                           Nominee                 Term
   Directors                             -------                 ----

                                         David A. Cohen         (2002)

                                         John H. Underwood      (2002)

For, except vote withheld from the       Terrence J. Mulligan   (2002)
following Nominee(s):
                                         Bruce K. Anderson      (2000)

                                         Richard H. Stowe       (2001)

___________________________________

2. AMENDMENT TO INCREASE THE NUMBER OF SHARES UNDER THE STOCK OPTION PLAN BY 300,000

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

         This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR Proposals 1 and 2.

Please mark, sign, date and return Proxy Card Promptly Using the Enclosed Envelope.

SIGNATURE(S)___________________________________ DATE__________________

_______________________________________________ DATE__________________
SIGNATURE IF HELD JOINTLY

NOTE: Please sign name exactly as it appears above. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.